EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-143150 and 333-52857 on Form S-3, in Amendment No. 1 to Registration Statement No. 333-114858 on Form S-4, in Registration Statement Nos. 333-158656, 333-152505, 333-136920, 333-129176 and 333-129175 on Forms S-8 and in Post-Effective Amendment Nos. 333-162959, 333-148525 and 333-167011 of our reports dated February 23, 2011, relating to the consolidated financial statements and financial statement schedule of Rayonier Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Rayonier Inc. and subsidiaries for the year ended December 31, 2010.

DELOITTE & TOUCHE LLP

Certified Public Accountants

Jacksonville, Florida

February 23, 2011